UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) August 26, 2022

Nogin, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-40682	86-1370703
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1775 Flight Way STE 400, Tustin, California	92782
(Address of principal executive offices)	(Zip Code)

(949) 864-8136

Registrant’s telephone number, including area code

Software Acquisition Group Inc. III

1980 Festival Plaza Drive, Ste. 300

Las Vegas, Nevada 89135

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, par value $0.0001 per share	NOGN	The Nasdaq Stock Market LLC
Warrants, each whole warrant exercisable for one share of Common stock at an exercise price of $11.50 per share	NOGNW	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

INTRODUCTORY NOTE

Unless the context otherwise requires, “we,” “us,” “our,” “Nogin” and the “Company” refer to Nogin, Inc., a Delaware corporation (f/k/a Software Acquisition Group Inc. III, a Delaware corporation), and its consolidated subsidiaries following the Closing (as defined below). Unless the context otherwise requires, references to “SWAG” refer to Software Acquisition Group Inc. III, a Delaware corporation, prior to the Closing. All references herein to the “Board” refer to the board of directors of the Company.

Terms used in this Current Report on Form 8-K (this “Report”) but not defined herein, or for which definitions are not otherwise incorporated by reference herein, shall have the meaning given to such terms in the Proxy Statement/Prospectus (as defined below) in the section entitled “Basis of Presentation and Glossary” beginning on page i thereof, and such definitions are incorporated herein by reference.

Item 1.01.	Entry into a Material Definitive Agreement.

Business Combination

As disclosed under the sections entitled “Proposal No. 1—The Business Combination Proposal,” “The Business Combination” and “The Merger Agreement” beginning on pages 91, 194 and 219, respectively, of the proxy statement/prospectus (the “Proxy Statement/Prospectus”) filed with the Securities and Exchange Commission (the “SEC”) by SWAG on July 27, 2022, SWAG entered into an Agreement and Plan of Merger (the “Merger Agreement”), dated as of February 14, 2022 (as amended on April 19, 2022 and August 26, 2022), with Nuevo Merger Sub, Inc., a wholly owned subsidiary of SWAG (“Merger Sub”), and Branded Online, Inc. dba Nogin (“Legacy Nogin”). Pursuant to the Merger Agreement, Merger Sub was merged with and into Legacy Nogin, with Legacy Nogin surviving the merger as a wholly owned subsidiary of the Company (the “Business Combination” and, together with the other transactions contemplated by the Merger Agreement, the “Transactions”).

Amendment to Merger Agreement

On August 26, 2022, SWAG, Merger Sub and Nogin entered into the Amendment No. 2 to the Merger Agreement (“MA Amendment No. 2”). MA Amendment No. 2 reflects the parties’ agreement that the cash merger consideration to be paid to the Excess Cash Stockholders (as defined in the Merger Agreement) following closing of the Transactions is subject to certain limitations.

The foregoing description of MA Amendment No. 2 does not purport to be complete and is qualified in its entirety by the terms and conditions of MA Amendment No. 2, a copy of which is attached hereto as Exhibit 2.3 and is incorporated herein by reference.

Special Meeting and Closing of the Transactions

On August 22, 2022, SWAG held a special meeting of stockholders (the “Special Meeting”), at which the SWAG stockholders considered and adopted, among other matters, a proposal to approve the Business Combination, including (a) adopting the Merger Agreement and (b) approving the other transactions contemplated by the Merger Agreement and related agreements described in the Proxy Statement/Prospectus.

Pursuant to the terms and subject to the conditions set forth in the Merger Agreement, following the Special Meeting, on August 26, 2022 (the “Closing Date”), the Transactions were consummated (the “Closing”).

Item 2.01 of this Report discusses the consummation of the Transactions and the entry into agreements relating thereto and is incorporated herein by reference.

PIPE Investment

As previously disclosed, on April 19, 2022, the Company, certain guarantors named therein (the “Notes Guarantors”) and certain investors named therein (each, a “Subscriber” and collectively, the “Subscribers”), entered into subscription agreements (each, a “PIPE Subscription Agreement” and collectively, the “PIPE Subscription Agreements”) pursuant to which the Company agreed to issue and sell to the Subscribers immediately prior to the closing of the Merger (i) up to an aggregate principal amount of $75.0 million of 7.00%

Convertible Senior Notes due 2026 at the par value of the notes and (ii) up to an aggregate of 1.5 million warrants (the “PIPE Warrants”) with each whole PIPE Warrant entitling the holder thereof to purchase one share of the Company’s common stock, par value $0.0001 per share (“Common Stock”).

On August 26, 2022, the Company and a subscriber (the “Equity Subscriber”) entered into a subscription agreement (the “Equity PIPE Subscription Agreement”) pursuant to which the Company agreed to issue and sell to the Equity Subscriber, immediately prior to the closing of the Merger, 517,079 shares of Class A Stock (as defined below) (the “PIPE Shares”) at a price per PIPE Share equal to $10.17 (the “Equity PIPE” and, together with the transactions described in clauses (i) and (ii) above, the “PIPE Investment”). The Equity PIPE Subscription Agreement provides, among other things, that the Company will file a shelf registration statement within 15 business days of the Closing to register the PIPE Shares for resale.

The foregoing description of the Equity PIPE Subscription Agreement does not purport to be complete and is qualified in its entirety by the terms and conditions of the form of Equity PIPE Subscription Agreement, a copy of which is attached hereto as Exhibit 10.10 and is incorporated herein by reference.

PIPE Shares

On August 26, 2022, immediately prior to the Closing, the Company issued 517,079 shares of SWAG Common Stock to the Equity Subscriber in accordance with the terms of the Equity PIPE Subscription Agreement. The shares of SWAG Common Stock issued in the Equity PIPE were offered in a private placement under the Securities Act of 1933, as amended (the “Securities Act”), pursuant to the Equity PIPE Subscription Agreement.

Convertible Notes and Indenture

On August 26, 2022, immediately prior to Closing, the Company issued $65.5 million aggregate principal amount of 7.00% Convertible Senior Notes due 2026 (the “Convertible Notes”) and, as contemplated by the PIPE Subscription Agreements, the Company, the Note Guarantors and U.S. Bank Trust Company, National Association, as trustee, entered into an Indenture governing the Convertible Notes (the “Indenture”). The Convertible Notes were offered in a private placement under the Securities Act, pursuant to the PIPE Subscription Agreements.

The Convertible Notes will mature on September 1, 2026 (the “Maturity Date”), unless earlier repurchased, redeemed or converted in accordance with their terms, and will accrue interest at a rate of 7.00% per annum, payable in cash.

The Convertible Notes may be converted at any time (in whole or in part) into shares of Common Stock, at the option of the holder of such Convertible Note, based on the applicable conversion rate at such time. The initial conversion price is approximately $11.50 per share of Common Stock, based on an initial conversion rate of 86.9565 shares of Common Stock per $1,000 principal amount of Convertible Notes. For conversions with a conversion date on or after the first anniversary of the closing of the Transactions and prior to the regular record date immediately preceding the Maturity Date, the conversion consideration will also include an interest make-whole payment equal to the remaining scheduled payments of interest on the Convertible Note being converted through the Maturity Date. The Company will be able to elect to make such interest make-whole payment in cash or in Common Stock, subject to certain conditions. The conversion rate is subject to adjustments set forth in the Indenture, including conversion rate resets (x) on August 27, 2023, September 26, 2023 and September 26, 2024 and (y) following the consummation of certain equity and equity-linked offerings by the Company and sales of certain equity and equity-linked securities by certain shareholders of the Company.

Each holder of a Convertible Note will have the right to cause the Post-Combination Company to repurchase for cash all or a portion of the Convertible Notes held by such holder upon the occurrence of a “Fundamental Change” (as defined in the Indenture) at a price equal to (i) on or before September 26, 2023, 100% of the original principal amount of such Convertible Note, and (ii) from and after September 26, 2023, 100% of the accreted principal amount applicable at such time pursuant to the terms of the Indenture, in each case, plus accrued and unpaid interest. In the event of a conversion in connection with a Fundamental Change, the Conversion Rate will be adjusted in accordance with the terms of the Indenture (subject to the converting holder’s ability to instead receive the interest make-whole payment described above, if so elected).

The Indenture includes restrictive covenants that, among other things, require the Company to maintain a minimum level of liquidity on a consolidated basis and limit the ability of the Company and its subsidiaries to incur indebtedness above certain thresholds or to issue preferred stock, to make certain restricted payments, to dispose of certain material assets and engage in other asset sales, subject to reinvestment rights, to pay certain advisory fees in connection to the Transactions and the transactions contemplated by the PIPE Subscription Agreements above a certain threshold, and other customary covenants with respect to the collateral securing the obligations created by the Convertible Notes and the Indenture, including the entry into security documents (in each case, subject to certain exceptions set forth in the Indenture); provided that the covenants with respect to (i) the making of restricted payments, (ii) the incurrence of indebtedness, (iii) the disposition of certain material assets and asset sales, (iv) liquidity, (v) the payment of advisory fees and (vi) the collateral securing the obligations created by the Convertible Notes and the Indenture shall terminate once less than 15% of the aggregate principal amount of the Convertible Notes are outstanding. The liquidity covenant would terminate if the Company achieves $175 million in consolidated revenue in the preceding four fiscal quarters.

Certain of the Company’s subsidiaries will serve as Notes Guarantors that jointly and severally, fully and unconditionally guarantee the obligations under the Convertible Notes and the Indenture. The Indenture also requires certain future subsidiaries of the Post-Combination Company, if any, to become Notes Guarantors. This covenant will terminate once less than 15% of the aggregate principal amount of the Convertible Notes are outstanding.

The Indenture also includes customary events of default and related provisions for potential acceleration of the Convertible Notes.

The above description of the Indenture and Convertible Notes does not purport to be complete and is qualified in its entirety by reference to the full text of the Indenture and the form of the certificate representing the Convertible Notes, copies of which are filed as Exhibits 4.4 and 4.5 hereto and incorporated herein by reference.

PIPE Warrants and PIPE Warrant Agreement

On August 26, 2022, immediately prior to Closing, the Company issued 1,396,419 PIPE Warrants with each whole PIPE Warrant entitling the holder thereof to purchase one share of Common Stock at a price of $11.50 per share, subject to adjustment as described below, at any time until the PIPE Warrant’s expiration. In connection with the Closing and the issuance of the PIPE Warrants, the Company and Continental Stock Transfer & Trust Company (the “Warrant Agent”) entered into a Warrant Agreement (the “PIPE Warrant Agreement”). Pursuant to the PIPE Warrant Agreement, the PIPE Warrants may be exercised beginning September 25, 2022 and ending at 5:00 p.m. New York City time on the earlier to occur of (i) August 26, 2027, (ii) the Redemption Date (as defined in the PIPE Warrant Agreement) and (iii) the liquidation of Nogin.

The PIPE Warrants may be called for redemption by the Company at any time if, and only if, the reported last sale price of the shares of Common Stock equals or exceeds $18.00 per share (subject to adjustment as described below), for any twenty (20) trading days within a thirty (30) trading day period commencing after the PIPE Warrants become exercisable and ending on the third trading day prior to the date on which notice of redemption is given, provided that there is a current registration statement in effect with respect to the resale of shares of Common Stock underlying such PIPE Warrants (either on a cash or “cashless” exercise basis), and a current prospectus relating thereto is available for delivery, throughout the thirty-day redemption period.

The exercise price and number of shares of Common Stock issuable on exercise of the PIPE Warrants may be adjusted in certain circumstances, including in the event of a stock dividend, extraordinary dividend or a recapitalization, reorganization, merger or consolidation.

The above description of the PIPE Warrants and the PIPE Warrant Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the PIPE Warrant Agreement, a copy of which is filed as Exhibit 4.6 hereto and incorporated herein by reference.

Registration Rights Agreement

On August 26, 2022, in connection with the consummation of the Business Combination and as contemplated by the Merger Agreement, Nogin, Software Acquisition Holdings III, LLC, a Delaware limited liability company (“Sponsor”), certain stockholders of Legacy Nogin and certain stockholders of SWAG entered into that certain Amended and Restated Registration Rights Agreement (the “Registration Rights Agreement”). The material terms of the Registration Rights Agreement are described in the section of the Proxy Statement/Prospectus beginning on page 227 titled “Other Agreements—Registration Rights Agreement.” Such description is qualified in its entirety by the text of the Registration Rights Agreement, which is included as Exhibit 10.1 to this Report and is incorporated herein by reference.

Item 2.01.	Completion of Acquisition or Disposition of Assets.

As described in Item 1.01 above, on August 22, 2022, SWAG held the Special Meeting, at which the SWAG stockholders considered and adopted, among other matters, a proposal to approve the Merger Agreement and the Transactions. On August 26, 2022, the parties consummated the Business Combination. In connection with the Closing, the Company changed its name from Software Acquisition Group Inc. III to Nogin, Inc.

Holders of 17,021,595 shares of SWAG’s Class A common stock, par value $0.0001 per share (“Class A Stock”), sold in its initial public offering (the “Initial Shares”) properly exercised their right to have such shares redeemed for a full pro rata portion of the trust account holding the proceeds from SWAG’s initial public offering, calculated as of two business days prior to the consummation of the business combination, which was approximately $10.1655 per share, or $173,033,055.47 in the aggregate.

As a result of the Business Combination, each share of Legacy Nogin preferred stock and common stock was converted into the right to receive approximately 4.34 shares of Common Stock.

Additionally, the shares of SWAG Class B common stock, par value $0.0001 per share (“Class B Stock”), held by Sponsor automatically converted to 5,701,967 shares of Common Stock (of which 2,565,885 shares of Common Stock are subject to vesting under certain conditions).

As described in Item 1.01 above, on August 26, 2022, pursuant to the PIPE Subscription Agreements, the Company issued and sold to the Subscribers immediately prior to the closing of the Merger (i) $65.5 million aggregate principal amount of Convertible Notes and (ii) an aggregate of 1,396,419 PIPE Warrants. In addition, the Company issued and sold to the Equity Subscriber immediately prior to the closing of the Merger 517,079 PIPE Shares.

After giving effect to the Transactions, the redemption of Initial Shares as described above, and the consummation of the PIPE Investment, there are currently 66,694,295 shares of Common Stock issued and outstanding.

The Common Stock and warrants commenced trading on the Nasdaq Stock Market (“Nasdaq”) under the symbols “NOGN” and “NOGNW,” respectively, on August 30, 2022, subject to ongoing review of the Company’s satisfaction of all listing criteria following the Business Combination.

As noted above, an aggregate of approximately $173.0 million was paid from the Company’s trust account to holders that properly exercised their right to have Initial Shares redeemed, and the remaining balance immediately prior to the Closing of approximately $58.8 million remained in the trust account. The remaining amount in the trust account was used to fund the Business Combination.

FORM 10 INFORMATION

Item 2.01(f) of Form 8-K states that if the registrant was a shell company, as the Company was immediately before the Business Combination, then the registrant must disclose the information that would be required if the registrant were filing a general form for registration of securities on Form 10. As a result of the consummation of the Business Combination, and as discussed below in Item 5.06 of this Report, the Company has ceased to be a shell company. Accordingly, the Company is providing below the information that would be included in a Form 10 if it were to file a Form 10. Please note that the information provided below relates to the combined company after the consummation of the Business Combination, unless otherwise specifically indicated or the context otherwise requires.

Cautionary Note Regarding Forward-Looking Statements

This Report includes statements that express the Company’s opinions, expectations, beliefs, plans, objectives, assumptions or projections regarding future events or future results and therefore are, or may be deemed to be, “forward-looking statements.” These forward-looking statements can generally be identified by the use of forward-looking terminology, including the terms “believes,” “estimates,” “anticipates,” “expects,” “seeks,” “projects,” “intends,” “plans,” “may” or “should” or, in each case, their negative or other variations or comparable terminology. These forward-looking statements include all matters that are not historical facts. They appear in a number of places throughout this Report (including in information that is incorporated by reference into this Report) and include statements regarding our intentions, beliefs or current expectations concerning, among other things, the Transactions and the benefits of the Transactions, including results of operations, financial condition, liquidity, prospects, growth, strategies and the markets in which the Company operates. Such forward-looking statements are based on available current market material and management’s expectations, beliefs and forecasts concerning future events impacting the Company. Factors that may impact such forward-looking statements include:

•	the ability to maintain the listing of the shares of Common Stock and warrants of the Company on Nasdaq;

•	risks related to disruption of management’s time from ongoing business operations due to the Transactions;

•	litigation, complaints, product liability claims and/or adverse publicity;

•	privacy and data protection laws, privacy or data breaches, or the loss of data;

•	the impact of changes in customer spending patterns, customer preferences, local, regional and national economic conditions, crime, weather, demographic trends and employee availability;

•	the impact of the COVID-19 pandemic on the financial condition and results of operations of the Company; and

•	other risks and uncertainties described in the Proxy Statement/Prospectus, including those under the section entitled “Risk Factors.”

The forward-looking statements contained in this Report are based on the Company’s current expectations and beliefs concerning future developments and their potential effects on the Company. There can be no assurance that future developments affecting the Company will be those that the Company has anticipated. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond the Company’s control) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements. These risks and uncertainties include, but are not limited to, those factors described or incorporated by reference under the heading “Risk Factors” below. Should one or more of these risks or uncertainties materialize, or should any of the assumptions prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements. The Company will not and does not undertake any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

Business

The business of the Company is described in the Proxy Statement/Prospectus in the section entitled “Information About Nogin” beginning on page 136 thereof and that information is incorporated herein by reference.

Risk Factors

The risks associated with the Company’s business are described in the Proxy Statement/Prospectus in the section entitled “Risk Factors” beginning on page 23 thereof and are incorporated herein by reference. A summary of the risks associated with the Company’s business are also described on pages 11-12 of the Proxy Statement/Prospectus under the heading “Summary Risk Factors” and are incorporated herein by reference.

Unaudited Condensed Consolidated Financial Statements

The unaudited condensed consolidated financial statements as of and for the six months ended June 30, 2022 and 2021 of Legacy Nogin set forth in Exhibit 99.1 hereto have been prepared in accordance with U.S. generally accepted accounting principles and pursuant to the regulations of the SEC. The unaudited financial information reflects, in the opinion of management, all adjustments, consisting of normal recurring adjustments, considered necessary for a fair statement of Legacy Nogin’s financial position, results of operations and cash flows for the period indicated. The results reported for the interim period presented are not necessarily indicative of results that may be expected for the full year.

These unaudited condensed consolidated financial statements should be read in conjunction with the historical audited consolidated financial statements of Legacy Nogin as of and for the years ended December 31, 2021 and 2020 and the related notes included in the Proxy Statement/Prospectus, the section entitled “Nogin’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” beginning on page 155 of the Proxy Statement/Prospectus and the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included herein.

Unaudited Pro Forma Condensed Combined Financial Information

The unaudited pro forma condensed combined financial information of the Company as of and for the year ended December 31, 2021 is included in the Proxy Statement/Prospectus in the section entitled “Unaudited Pro Forma Condensed Combined Financial Information” beginning on page 68 of the Proxy Statement/Prospectus and is incorporated herein by reference.

The unaudited pro forma condensed combined financial information of the Company as of and for the six months ended June 30, 2022 and 2021 is set forth in Exhibit 99.2 hereto and is incorporated herein by reference.

Management’s Discussion and Analysis of Financial Condition and Results of Operations

Management’s discussion and analysis of the financial condition and results of operation of Legacy Nogin as of and for the year ended December 31, 2021 is included in the Proxy Statement/Prospectus in the section titled “Nogin’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” beginning on page 155 of the Proxy Statement/Prospectus, which is incorporated herein by reference.

Management’s discussion and analysis of the financial condition and results of operations of Legacy Nogin as of and for the six months ended June 30, 2022 and 2021 is set forth below.

The following discussion and analysis of our financial condition and results of operations should be read in conjunction with the sections titled “Financial Information” and our financial statements and related notes included as Exhibit 99.1 to this Report. This discussion contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from such forward-looking statements. Factors that could cause or contribute to those differences include, but are not limited to, those identified below and those discussed in the sections titled “Risk Factors” and “Forward-Looking Statements” included elsewhere in this Report.

Additionally, our historical results are not necessarily indicative of the results that may be expected for any period in the future. References in this section to “Nogin,” “we,” “our,” “us” and the “Company” generally refer to Legacy Nogin and its consolidated subsidiaries prior to the Business Combination and to the Company and its consolidated subsidiaries after giving effect to the Business Combination.

Company Overview

Nogin is an e-commerce, technology platform provider in the apparel and ancillary industry’s multichannel retailing, business-to-consumer and business-to-business domains. Nogin’s Commerce-as-a-Service (“CaaS”) platform delivers full-stack enterprise-level capabilities to our clients enabling them to compete with large retailers. As brands grow their GMV, they require additional capabilities beyond a simple online storefront. We provide the technology for these growing brands to manage complexities related to customer management, order optimization, returns, and fulfillment. The platform’s tools provide clients with capabilities around website development, photography, content management, customer service, marketing, warehousing, and fulfillment. The Company’s business model is based on providing a total e-commerce software solution to its partners on a revenue-sharing basis. The Company’s platform is used by online businesses whose needs are too complex for low cost SaaS ecommerce platforms, yet require more flexibility and economic viability than provided by enterprise solutions.

Our platform helps brands develop relationships directly with their customers leading to accelerated GMV growth, improved customer engagement, and reduced costs related to re-platforming and third-party integrations.

The Company’s headquarters and principal place of business are in Tustin, California.

Impact of COVID-19 pandemic

In March 2020, the World Health Organization declared the COVID-19 outbreak a pandemic. The worldwide spread of COVID-19 has resulted, and is expected to continue to result, in a global slowdown of economic activity which is likely to decrease demand for a broad variety of goods and services, including those provided by our clients, while also disrupting sales channels and advertising and marketing activities for an unknown period until the virus is contained, or economic activity normalizes. Our revenue growth and results of operations have been resilient despite the headwinds created by the COVID-19 pandemic. The extent to which ongoing and future developments related to the global impact of the COVID-19 pandemic and related vaccination measures designed to curb its spread continue to impact our business, financial condition, and results of operations, all of which cannot be predicted with certainty. Many of these ongoing and future developments are beyond our control, including the speed of contagion, the development, distribution and implementation of effective preventative or treatment measures, including vaccines (and vaccination rates), the scope of governmental and other restrictions on travel, discretionary services and other activity, and the public reactions and receptiveness to these developments. See the section entitled “Risk Factors” for further discussion of the adverse impacts of the COVID-19 pandemic on our business.

At the onset of COVID-19, the Company anticipated an impact to the business, its financial conditions and results of operations. The Company applied for and was granted a Paycheck Protection Plan (“PPP”) loan. In addition, the Company has taken a number of actions to mitigate the impacts of the COVID-19 pandemic on its business. The Company witnessed a large shift in consumer spending from retail stores to online stores, and as a result, there were no significant declines in the periods presented. However, the impacts of the COVID-19 pandemic will depend on future developments, including the duration and spread of the pandemic. These developments and the impacts of the COVID-19 pandemic on the financial markets and overall economy are highly uncertain and cannot be predicted.

In 2020, due to COVID-19, the Company implemented a pay reduction of 20% for the majority of our salaried employees. Once the PPP loan was received, the Company removed the pay reduction for the employees who were affected by the pay reduction.

Components of Our Results of Operations

Revenue

The Company generates revenue primarily from its “Commerce-as-a-Service” revenue stream which generates commission fees derived from contractually committed gross revenue processed by customers on the Company’s e-commerce platform. Consideration for online sales is collected directly from the shopper by the Company and amounts not owed to the Company are remitted to the client. Revenue is recognized on a net basis from maintaining e-commerce platforms and online orders, as the Company is engaged in an agency relationship with its customers and earns defined amounts based on the individual contractual terms for the customer and the Company does not take possession of the customers’ inventory or any credit risks relating to the products sold. Other than its “Commerce-as-a-Service” revenue stream, the Company also earns revenue from the following:

•

Product revenue—Beginning in fiscal 2021, under one of the Company’s Master Services Agreements, the Company is the owner of inventory and reseller of record. As a result, the Company is the principal in sales to end customers and records these revenues on a gross basis at a point in time.

•

Fulfillment service revenue—Revenue for business-to-business (“B2B”) fulfillment services is recognized on a gross basis either at a point in time or over a point in time. For example, inbound and outbound services are recognized when the service is complete, while monthly storage services are recognized over the service period.

•

Marketing service revenue—Revenue for marketing services is recognized on a gross basis as marketing services are complete. Performance obligations include providing marketing and program management such as procurement and implementation.

•

Shipping service revenue—Revenue for shipping services is recognized on a gross basis as shipments are completed and products are shipped to end customers. This historical source of revenue is separate from the Smart Ship offering. Smart Ship is an offering that provides order storage and fulfillment solutions, designed for small to mid-size companies to manage the fulfillment of their orders and would be included as Fulfillment service revenue.

•

Other service revenue—Revenue for other services such as photography, business to customer (“B2C”) fulfillment, customer service, development and web design are reimbursable costs and recognized on the gross basis, and are services rendered as part of the performance obligations to clients for which an online platform and online orders are managed. All reimbursable costs are the responsibility of the Company as the Company uses such services to fulfill its performance obligations.

•

Set up and implementation service revenue—The Company provides set up and implementation services for new clients. The revenue is recognized on a gross basis at the completion of the service, with the unearned amounts received for incomplete services recorded as deferred revenue, if any.

Operating Expenses

We classify our operating expenses into the following categories:

•

Cost of services. Cost of services reflects costs directly related to providing services under the master service agreements with customers, which primarily includes service provider costs directly related to processing revenue transactions, marketing expenses and shipping and handling expenses which correspond to marketing and shipping revenues, as well as credit card merchant fees. Cost of services is exclusive of depreciation and amortization and general salaries and related expenses.

•

Cost of product revenue. Cost of product revenue reflects costs directly related to selling inventory acquired from select clients, which primarily includes product cost, warehousing costs, fulfillment costs, credit card merchant fees and third-party royalty costs. Cost of product revenue is exclusive of depreciation and amortization and general salaries and related expenses.

•	Sales and marketing. Sales and marketing expense consists primarily of salaries associated with selling across all our revenue streams.

•	Research and development. Research and development expense consists primarily of salaries and contractors’ costs associated with research and development of the Company’s technology platform.

•

General, and administrative. General and administrative expense consists primarily of lease expense, materials and equipment, dues and subscriptions, professional services, and acquisition costs incurred.

•

Depreciation and amortization. Depreciation and amortization expenses are primarily attributable to our capital investment and consist of fixed asset depreciation and amortization of intangibles considered to have finite lives.

Interest Expense

Interest expense primarily consists of interest incurred under our line of credit and promissory notes.

Change in Fair Value of Unconsolidated Affiliates

Change in fair value of unconsolidated affiliates represents the fair value adjustments associated with the Company’s ModCloth and IPCO investments for which the Company elected to use the fair value option of accounting.

Other Income (Expense)

Other income (expense) is mainly related to sublease rental income (expense) derived from the sublease of property by the Company as well as gain from legal settlements.

Provision (Benefit) for Income Taxes

The provision (benefit) for income taxes consist primarily of U.S. federal, state, and foreign income taxes. Deferred tax assets and liabilities are recognized with respect to the tax consequences attributable to differences between the financial statement carrying values and tax basis of assets and liabilities. Deferred tax assets and liabilities are measured using tax rates expected to apply to taxable income in the years in which these temporary differences are expected to be recovered or settled. A valuation allowance is established, when necessary, to reduce deferred tax assets if it is more likely than not that some portion or all the deferred tax assets will not be realized.

Realization of our deferred tax assets is dependent primarily on the generation of future taxable income. In considering the need for a valuation allowance, we consider our historical, as well as future, projected taxable income along with other objectively verifiable evidence. Objectively verifiable evidence includes our realization of tax attributes, assessment of tax credits and utilization of net operating loss carryforwards during the year.

Results of Operations

The following tables set forth our consolidated results of operations and out consolidated results of operations as a percentage of revenue for the periods presented (in thousands):

	For the Six Months Ended June 30
	2022	2021
Net service revenue	$17,787	$22,171
Net product revenue	20,756	4,515
Net revenue from related parties	7,005	1,588

Total net revenue	45,548	28,274
Operating costs and expenses:
Cost of services(1)	11,192	11,471
Cost of product sales(1)	15,407	1,908
Sales and marketing	1,186	677
Research and development	2,827	2,424
General and administrative	30,362	14,642
Depreciation and amortization	420	240

Total operating costs and expenses	61,394	31,362

Operating loss	(15,846)	(3,088)

Interest expense	(2,117)	(120)
Change in fair value of promissory notes	(2,566)	—

	For the Six Months Ended June 30
	2022	2021
Change in fair value of unconsolidated affiliates	(1,982)	4,937
Other income	1,661	312

(Loss) income before income taxes	(20,850)	2,041
Provision (benefit) for income taxes	65	(284)

Net (loss) income	$(20,915)	$2,325

(1)	Exclusive of depreciation and amortization shown separately.

	For the Six Months Ended June 30,
(as a percentage of revenue*)	2022	2021
Net service revenue	39.0%	78.4%
Net product revenue	45.6	16.0
Net revenue from related parties	15.4	5.6

Total net revenue	100.0	100.0
Operating costs and expenses:
Cost of services(1)	24.6	40.6
Cost of product revenue(1)	33.8	6.7
Sales and marketing	2.6	2.4
Research and development	6.2	8.6
General and administrative	66.7	51.8
Depreciation and amortization	0.9	0.8

Total operating costs and expenses	134.8	110.9

Operating loss	(34.8)	(10.9)

Interest expense	(4.6)	(0.4)
Change in fair value of promissory notes	(5.6)	—
Change in fair value of unconsolidated affiliate	(4.4)	17.5
Other income	3.6	1.1

(Loss) income before income taxes	(45.8)	7.2
Provision (benefit) for income taxes	0.1	(1.0)

Net (loss) income	(45.9)%	8.2%

*	Percentages may not sum due to rounding
(1)	Exclusive of depreciation and amortization shown separately.

Comparison of the Six Months Ended June 30, 2022 and 2021

Net service revenue

	For the Six Months Ended June 30
	2022	2021	$ Change	% Change

	(in thousands, except percentages)
Net service revenue	$17,787	$22,171	$(4,384)	19.8%

Net service revenue decreased by $4.4 million, or 19.8%, for the six months ended June 30, 2022 as compared to the six months ended June 30, 2021. The Company historically recognizes net revenue as a percentage of service sales. The decrease is primarily due to a client for whom the Company recognized service revenue in 2021 until the Company purchased inventory from the client, and as a result, the Company began recognizing product revenue instead of service revenue starting in the third quarter of 2021. See below for further discussion on product revenue.

Net product revenue

	For the Six Months Ended June 30
	2022	2021	$ Change	% Change

	(in thousands, except percentages)
Net product revenue	$20,756	$4,515	$16,241	359.7%

Net product revenue increased by $16.2 million, or 359.7%, for the six months ended June 30, 2022 as compared to the six months ended June 30, 2021. The Company historically recognizes net revenue as a percentage of service sales. Starting in the second quarter of 2021, the Company added product revenue, which was generated from purchased inventory from select clients, to assist those clients with managing inventory through the pandemic in order to continue marketing and selling their particular brand of products. The Company sourced the products from vendors approved by licensees, and the products were received into the Company’s leased distribution centers and orders from end-customers were then fulfilled. As a result, the Company recognized the gross revenue for the sale of the inventory-owned products, and the corresponding cost of product revenue in the period the order was fulfilled. The practice of purchasing inventory was unique to 2021 and 2022, and the Company does not anticipate continuing after finding a buyer to distribute the inventory.

Net revenue from related parties

	For the Six Months Ended June 30
	2022	2021	$ Change	% Change

	(in thousands, except percentages)
Net revenue from related parties	$7,005	$1,588	$5,417	341.1%

Net revenue from related parties increased by $5.4 million, or 341.1%, for the six months ended June 30, 2022 as compared to the six months ended June 30, 2021. Net revenue from related parties is driven by revenue generated from the Company’s joint ventures, Modcloth, which was formed in April 2021, and IPCO, which was formed in December 2021.

Cost of services

	For the Six Months Ended June 30
	2022	2021	$ Change	% Change

	(in thousands, except percentages)
Cost of Services	$11,192	$11,471	$(279)	(2.4)%
Percent of revenue	24.6%	40.6%

Cost of services decreased by $0.3 million, or 2.4%, for the six months ended June 30, 2022 as compared to the six months ended June 30, 2021. The decrease in cost of services in 2022 was related to select clients transitioning from service clients to product sales clients; and therefore, the related cost was recorded in cost of product revenue instead of cost of services. Cost of services as a percentage of revenue was 24.6% for the six months ended June 30, 2022 compared to 40.6% for the six months ended June 30, 2021.

Cost of product revenue

	For the Six Months Ended June 30
	2022	2021	$ Change	% Change

	(in thousands, except percentages)
Cost of product revenue	$15,407	1,908	$13,499	707.5%
Percent of revenue	33.8%	6.7%

Cost of product revenue increased by $13.5 million, or 707.5%, for the six months ended June 30, 2022 as compared to the six months ended June 30, 2021. The increase was related to the acquisition of inventory starting in the second quarter of 2021 in order to support select clients during the pandemic. The practice of purchasing inventory was unique to 2021 and 2022, and the Company does not anticipate continuing after finding a buyer to distribute the inventory.

Sales and Marketing

	For the Six Months Ended June 30
	2022	2021	$ Change	% Change

	(in thousands, except percentages)
Sales and marketing	$1,186	$677	$509	75.2%
Percent of revenue	2.6%	2.4%

Sales and marketing expense increased by $0.5 million, or 75.2%, for the six months ended June 30, 2022 as compared to the six months ended June 30, 2021. The increase in sales and marketing expense in 2022 was primarily due to rebuilding of the sales team after a reduction as a result of the COVID-19 pandemic.

Research and development

	For the Six Months Ended June 30
	2022	2021	$ Change	% Change

	(in thousands, except percentages)
Research and development	$2,827	$2,424	$403	16.6%
Percent of revenue	6.2%	8.6%

Research and development expense increased by $0.4 million, or 16.6%, for the six months ended June 30, 2022 as compared to the six months ended June 30, 2021. The increase in research and development expense in 2022 was primarily due to general growth in the Company as a result of the economic recovery from the COVID-19 pandemic, along with additional cost investments related to new product launches.

General and administrative

	For the Six Months Ended June 30
	2022	2021	$ Change	% Change

	(in thousands, except percentages)
General and administrative	$30,362	$14,642	$15,720	107.4%
Percent of revenue	66.7%	51.8%

General and administrative expense increased by $15.7 million, or 107.4%, for the six months ended June 30, 2022 as compared to the six months ended June 30, 2021. The increase in general and administrative expense in 2022 was primarily due to a new distribution center in Pennsylvania, along with additional headcount and operating expense to support the growth in the Company’s revenue, strategic initiatives and the closing of the Business Combination.

Depreciation and amortization

	For the Six Months Ended June 30
	2022	2021	$ Change	% Change

	(in thousands, except percentages)
Depreciation and amortization	$420	$240	$180	75.0%
Percent of revenue	0.9%	0.8%

Depreciation and amortization expense increased by $0.2 million, or 75.0%, for the six months ended June 30, 2022 as compared to the six months ended June 30, 2021. The increase in depreciation and amortization in 2022 was primarily due to the purchase of new hardware and equipment during the year ended December 31, 2021 and additional capitalized software in 2022.

Interest expense

	For the Six Months Ended June 30
	2022	2021	$ Change	% Change

	(in thousands, except percentages)
Interest expense	$2,117	$120	$1,997	1,664.2%
Percent of revenue	4.6%	0.4%

Interest expense increased by $2.0 million, or 1,664.2%, for the six months ended June 30, 2022 as compared to the six months ended June 30, 2021. The increase in interest expense in 2022 was primarily due to interest on the Company’s notes payables issued in August 2021.

Change in fair value of promissory notes

	For the Six Months Ended June 30
	2022	2021	$ Change	% Change

	(in thousands, except percentages)
Change in fair value of promissory notes	$(2,566)	$—	$(2,566)	100%
Percent of revenue	(5.6)%	—%

The Company recognized a loss of $2.6 million for the promissory notes issued in the second quarter of 2022, which was based on the estimated cash payment needed to repay the promissory notes at the close of the Business Combination.

Change in fair value of unconsolidated affiliates

	For the Six Months Ended June 30
	2022	2021	$ Change	% Change

	(in thousands, except percentages)
Change in fair value of unconsolidated affiliates	$(1,982)	$4,937	$(6,919)	(140.1)%
Percent of revenue	(4.4)%	17.5%

Change in fair value of unconsolidated affiliate decreased by $6.9 million for the six months ended June 30, 2022 as compared to the six months ended June 30, 2021. The decrease is attributable to the Company’s investment in ModCloth, which was formed in April 2021, and IPCO, which was formed in December 2021. The Company elected to apply the fair value option of accounting to the joint ventures. The Company engaged a third-party valuation specialist to assist with the fair value assessments. As a result, the Company recorded fair value adjustments for the investment in connection with its 50% interest during the year ended December 31, 2021 and the six months June 30, 2022. The adjustment in 2022 was primarily driven by changes in forecast due to unexpected supply chain issues.

Other income

	For the Six Months Ended June 30
	2022	2021	$ Change	% Change

	(in thousands, except percentages)
Other income	$1,661	$312	$1,349	432.4%
Percent of revenue	3.6%	1.1%

Other income increased by $1.3 million, or 432.4%, for the six months ended June 30, 2022 as compared to the six months ended June 30, 2021. The increase in other income was primarily related to the settlement of deferred revenue of $1.6 million related to sale of finished inventory to IPCO in the first quarter of 2022.

Provision (benefit) for income tax

	For the Six Months Ended June 30
	2022	2021	$ Change	% Change

	(in thousands, except percentages)
Provision (benefit) for income tax	$65	$(284)	$349	122.9%
Percent of revenue	0.1%	(1.0)%

The provision for income tax expense increased $0.3 million, or 122.9%, during the six months ended June 30, 2022 as compared to the six months ended June 30, 2021. The increase was primarily due to full valuation allowances for differences related to GAAP and tax book income related to the Company’s joint ventures due to election of accounting for the joint ventures using the equity method fair value option.

Non-GAAP Financial Measures

We prepare and present our consolidated financial statements in accordance with U.S. GAAP. However, management believes that Adjusted EBITDA, a non-GAAP financial measure, provides investors with additional useful information in evaluating our performance, as these measures are regularly used by security analysts, institutional investors and other interested parties in analyzing operating performance and prospects. This non-GAAP measure is not intended to be a substitute for any U.S. GAAP financial measure and, as calculated, may not be comparable to other similarly titled measures of performance of other companies in other industries or within the same industry.

We calculate and define Adjusted EBITDA as net loss, adjusted to exclude: (1) interest expense, (2) income tax expense and (3) depreciation and amortization.

Adjusted EBITDA is a financial measure that is not required by or presented in accordance with U.S. GAAP. We believe that Adjusted EBITDA, when taken together with our financial results presented in accordance with U.S. GAAP, provides meaningful supplemental information regarding our operating performance and facilitates internal comparisons of our historical operating performance on a more consistent basis by excluding certain items that may not be indicative of our business, results of operations, or outlook. In particular, we believe that the use of Adjusted EBITDA is helpful to our investors as it is a measure used by management in assessing the health of our business and evaluating our operating performance, as well as for internal planning and forecasting purposes.

Adjusted EBITDA is presented for supplemental informational purposes only, has limitations as an analytical tool and should not be considered in isolation or as a substitute for financial information presented in accordance with U.S. GAAP. Some of the limitations of Adjusted EBITDA include that (1) it does not reflect capital commitments to be paid in the future, (2) although depreciation and amortization are non-cash charges, the underlying assets may need to be replaced and adjusted EBITDA does not reflect these capital expenditures, (3) it does not reflect tax payments that may represent a reduction in cash available to us and (4) does not include certain non-recurring cash expenses that we do not believe are representative of our business on a steady-state basis. In addition, our use of

Adjusted EBITDA may not be comparable to similarly titled measures of other companies because they may not calculate Adjusted EBITDA in the same manner, limiting its usefulness as a comparative measure. Because of these limitations, when evaluating our performance, you should consider Adjusted EBITDA alongside other financial measures, including our net loss and other results stated in accordance with U.S. GAAP.

The following table presents a reconciliation of net loss, the most directly comparable financial measure stated in accordance with U.S. GAAP, to Adjusted EBITDA, for each of the periods presented (in thousands):

	Six Months ended June 30,
	2022	2021
Net loss	$(20,915)	$2,325
Interest expense	2,117	120
Provision (benefit) for income taxes	65	(284)
Depreciation and amortization	420	240

Adjusted EBITDA	$(18,313)	$1,681

The Adjusted EBITDA presented above in 2021 includes revenue and cost from product revenue, which the Company began during the second quarter in the prior year. In 2021, the Company purchased inventory from select clients to assist those clients with managing inventory through the pandemic in order to continue marketing and selling the particular brand of product. The inventory purchase was a unique situation in 2021 which we do not anticipate continuing after we find a buyer to distribute the inventory.

For the six months ended June 30, 2022, the decrease in Adjusted EBITDA was primarily due to the Company experiencing supply chain issues related to the shifting economy, which resulted in a delay in receiving product for several clients as well as a delay in inventory owned by the Company. As such, the Company sold the inventory at lower prices and realized lower gross margins in the first and second quarter of 2022. In addition, the Company anticipated the closing of the Business Combination in the second quarter of 2022, which would have allowed for investment into the business in areas such as sales and marketing to drive increases in revenue. As a result of these factors, the Company reported lower Adjusted EBITDA (and higher net loss) for the six months ended June 30, 2022.

Other Key Performance Indicators

We review the following indicators to measure our performance, identify trends affecting our business, formulate business plans, and make strategic decisions. Increases or decreases in our key performance indicators may not correspond with increases or decreases in our revenue.

•

Gross Merchandise Value (GMV). We derive the substantial part of our revenue from fees we charge for the use of our CaaS platform. These fees are generally correlated with the total value of transactions processed through our platform. We assess the growth in transaction volume using a metric we refer to as GMV which is defined as the combined amount we collect from the shopper of a given transaction, including products, duties and taxes and shipping. This includes the full value collected from shoppers prior to any value being remitted back to our clients. GMV does not represent revenue earned by us; however, the GMV processed through our platform is an indicator of the volume of transactions processed through our CaaS platform.

•

Net Dollar Retention Rate. We assess our performance in retaining and expanding relationships with our existing client base using a metric we refer to as Net Dollar Retention Rate, which compares our Revenue from the same set of clients across comparable periods. We calculate Net Dollar Retention Rate for a given period as the revenue in that period divided by the revenue in the comparable period in the prior year. Our Net Dollar Retention Rate therefore includes the effect on revenue of any merchant renewals, expansion, contraction and churn but excludes the effect of revenue from clients that contributed to our revenue in the current period but not in the earlier period. A Net Dollar Retention Rate greater than 100% for a given period implies overall growth in revenue from clients that were already generating revenue on our CaaS platform prior to that period.

Liquidity and Capital Resources

As of June 30, 2022, we had cash of $1.2 million, which consists of amounts held as bank deposits.

To date, the Company’s available liquidity and operations have been financed through equity contributions, line of credit, promissory notes and cash flow from operations. With the close of the Business Combination, the Company believes its existing cash and restricted cash will be sufficient to support working capital and capital expenditure requirements for at least the next twelve months. The Company believes it has the ability to continue as a going concern.

Debt

Line of credit

Effective January 14, 2015, the Company entered into a Revolving Credit Agreement with a financial institution that provided maximum borrowing under a revolving loan commitment of up to $2.0 million bearing an interest rate of 2% plus prime rate as published by the Wall Street Journal. Effective July 3, 2020, the Company renewed the line of credit with the financial institution through May 31, 2021 that provided maximum borrowing under a revolving loan commitment of up to $5.0 million. In May 2021, the maturity date was extended to June 30, 2021 and then further extended to July 31, 2021. The line was then renewed on July 21, 2021 with an expanded credit limit of $8.0 million, a new maturity date of June 30, 2023 and an amended per annum interest rate of the greater of 2.25% plus prime rate as published by the Wall Street Journal and 5.50%. As of June 30, 2022, the Company had $5.0 million due on its line of credit with a $3.0 million letter of credit issued against the line of credit. The line of credit contained covenants regarding certain financial statement amounts and ratios of the Company. The Company received a waiver for its financial statement covenants for the period ended June 30, 2022. In July 2022, the Company amended the financial covenants in the Revolving Credit Agreement to account for updated projections of the financial performance of the Company.

In connection with the closing of the Business Combination, the Company repaid all amounts outstanding under the line of credit and terminated the Revolving Credit Agreement.

Paycheck Protection Program Loan

On April 14, 2020, the Company received loan proceeds of $2.3 million, maturing on April 22, 2022 with an annual interest rate of 1% pursuant to the Paycheck Protection Program (the “PPP Loan”) under the Coronavirus Aid, Relief, and Economic Security Act (“CARES Act”) and administered by the U.S. Small Business Administration (“SBA”). The balance as of December 31, 2020 of $2.3 million is included in Paycheck Protection Program loan payable on the condensed consolidated balance sheets. On September 17, 2021, the PPP Loan was forgiven in full including accrued interest thereon. As such, the Company recorded a gain on loan forgiveness during the year ended December 31, 2021 of $2.3 million included in other income in the consolidated statement of operations.

Notes Payable

On August 11, 2021, the Company entered into a loan and security agreement (“Note Agreement”) with a financial institution that provided for a borrowing commitment of $15.0 million in the form of promissory notes. In August 2021, the Company borrowed $10.0 million under the first tranche (“First Tranche Notes”). The Note Agreement had a commitment for additional second tranche borrowings of $5.0 million through June 30, 2022. In October 2021, the Company borrowed the remaining $5.0 million committed under the Note Agreement. The borrowings under the Note Agreement were secured by substantially all assets of the Company.

The First and Second Tranche Notes mature on September 1, 2026 and November 1, 2026, respectively, and bear an interest at a rate per annum of 6.25% plus the greater of 3.25% or the prime rate as published by the Wall Street Journal. The Company is required to make interest only payments on the first of each month beginning October 1, 2021 and December 1, 2021, respectively. Beginning October 1, 2023 and December 1, 2023, respectively, the Company is required to make principal payments of $278,000 and $139,000, respectively, plus accrued interest on the first of each month through maturity. Upon payment in full of the First and Second Tranche Notes, the Company is required to pay exit fees (“Exit Fee”) of $600,000 and $300,000, respectively.

In December 2021 the Company borrowed an additional $6 million from the same financial institution, of which $1 million was repaid in full on December 31, 2021, and the remaining $5 million (“Third Tranche Notes”) bear an interest at a rate per annum of 6.25% plus the greater of 3.25% or the prime rate as published by the Wall Street

Journal. The Company is required to make interest only payments on the first of each month beginning February 1, 2022, with the full principal amount due on July 1, 2023. Upon payment in full, the Company is required to pay exit fees of $50,000.

In connection with the Note Agreement, the Company issued warrants to purchase up to 33,357 shares of common stock of the Company (the “Note Warrants”) at an exercise price of $0.01 per share. See below for further discussion of the Note Warrants. On the date of issuance, the Company recorded the fair value of the Note Warrants as a discount to the First Tranche Notes which is being amortized into interest expense over the term of the First Tranche Notes using the effective interest method.

The issuance costs are deferred over the repayment term of the debt. Deferred issuance costs relate to the Company’s debt instruments, the short-term and long-term portions are reflected as a deduction from the carrying amount of the related debt.

In July 2022, the Company borrowed an additional $3 million (“Fourth Tranche Notes”) from the financial institution party to the Note Agreement with the Company (Note 6) that bears interest at a rate per annum of 7.75% plus the greater of 3.5% or the prime rate as published by the Wall Street Journal. The Company is required to make interest only payments on the first of each month beginning August 1, 2022, with the full principal amount due on December 31, 2022. In connection with the Fourth Tranche Notes, the Company issued Note Warrants to purchase up to 13,343 shares of common stock of the Company at an exercise price of $0.01 per share with similar terms to previously issued Note Warrants to the same financial institution (Note 7).

Prior to the closing of the Business Combination, the Note Warrants converted into a number of shares of Nogin common stock in accordance with the applicable warrant agreement. In connection with the closing of the Business Combination, the Company repaid all amounts outstanding under the Note Agreement.

Cash Flows

The following table summarizes our cash flows for the periods presented:

	Six Months Ended June 30,
	2022	2021
Cash flow used in operating activities	$(13,193)	$(11,400)
Cash flow used in investing activities	(226)	(1,949)
Cash flow provided by financing activities	11,555	5,000

Operating Activities

Our cash flows from operating activities are primarily driven by the activities associated with our Consumer as a Service revenue stream, offset by the cash costs of operations, and are significantly influenced by the timing of and fluctuations in receipts from buyers and related payments to our clients. We typically receive cash from the end users of products sold prior to remitting back to our clients. Our collection and payment cycles can vary from period to period. In addition, seasonality may impact cash flows from operating activities on a sequential quarterly basis during the year.

During the six months ended June 30, 2022, net cash used in operating activities was $13.2 million, compared to net cash used in operating activities of $11.4 million during the six months ended June 30, 2021. The primary driver of the change was the increase in net loss and the purchase of inventory.

Investing Activities

Our primary investing activities have consisted of purchases of property and equipment and software.

During the six months ended June 30, 2022, net cash used in investing activities was $0.2 million compared to net cash used in investing activities of $1.9 million during the six months ended June 30, 2021. In the second quarter of 2021, the Company made a $1.5 million investment into ModCloth.

Financing Activities

Our financing activities consisted primarily of borrowings and repayments of debt as well as repurchases of outstanding common stock.

During the six months ended June 30, 2022, net cash provided by financing activities was $11.6 million compared to net cash provided by financing activities of $5.0 million for the six months ended June 30, 2021. The change was primarily due to the addition of promissory notes and increase in use of line of credit.

Off-Balance Sheet Arrangements

We do not have any relationships with other entities or financial partnerships, such as entities often referred to as structured finance or special purpose entities that have been established for the purpose of facilitating off-balance sheet arrangements or other contractually narrow or limited purposes. We did not have any other off-balance sheet arrangements during the periods presented other than the indemnification agreements.

Contractual Obligations and Known Future Cash Requirements

Our principal commitments consist of operating lease for the offices and warehouse located in California and Pennsylvania. Our five monthly lease commitment payments range from approximately $36 thousand to approximately $124 thousand. Each of our five lease commitments expire at various times through November 2028. Some of the leases contain renewal options. Minimum rent payments under all operating leases are recognized on a straight-line basis over the term of the lease including any periods of free rent.

Rent expense for the six months ended June 30, 2022 and 2021 was approximately $2.7 million and $1.6 million, respectively, and is included in general and administrative expenses in the consolidated statements of operations.

In addition, we anticipate to have future cash requirements related to investment in new products, technology, sales and marketing. Our budgeted expenditure is approximately $3.7 million for the year ended December 31, 2022.

As of June 30, 2022, the expected future obligations of the Company are as follows:

Contractual obligations	Total	2022	2023	2024	2025	2026	Thereafter
Operating lease obligations	$7,178	$1,353	$1,272	$873	$900	$927	$1,853

Critical Accounting Policies and Estimates

Other than as noted below, there have been no material changes to our critical accounting policies and estimates as disclosed in the Proxy Statement/Prospectus beginning on page 176 thereof, which information is incorporated herein by reference.

The Company elected to account for the Promissory Notes under the fair value option of accounting in accordance with ASC 825 Financial Instruments wherein the financial instrument is initially measured at its fair value upon issuance and then subsequently re-measured at its estimated fair value on a recurring basis at each reporting period with the change in fair value recognized in earnings. The portion of the fair value adjustment attributed to a change in the instrument-specific credit risk, if any, is recognized as a component of other comprehensive income or loss.

Recently Issued Accounting Pronouncements

We discuss the potential impact of recent accounting pronouncements in Note 2 to our unaudited condensed consolidated financial statements included as Exhibit 99.1 to this Report, which is incorporated herein by reference.

Quantitative and Qualitative Disclosure about Market Risk

Our market risk disclosures involve forward-looking statements. Actual results could differ materially from those projected in such forward-looking statements. We are exposed to market risk related to changes in inflation, interest rates and credit risk.

Inflation

We do not believe that inflation has had a material effect on our business, financial condition, or results of operations. If our costs were to become subject to significant inflationary pressures, we might not be able to fully offset such higher costs through price increases. Our inability or failure to do so could harm our business, financial condition, and results of operations.

Interest Rate Risk

We are exposed to market risk from changes in interest rates on our line of credit, which accrues interest at a variable rate. We have not used any derivative financial instruments to manage our interest rate risk exposure. Based upon the outstanding line of credit balance of $5 million and $348 thousand as of June 30, 2022 and December 31, 2021, respectively, a hypothetical one percentage point increase or decrease in the interest rate would result in a corresponding increase or decrease in interest expense of approximately $50,000 and $3,000 annually, respectively. Our PPP Loan, which incurred an annual 1.0% interest rate, was fully forgiven including accrued interest thereon in fiscal year 2021.

Credit Risk

Financial instruments that potentially subject the Company to concentration of credit risk consist primarily of cash and cash equivalents, restricted cash, and accounts relievable. The Company deposits cash and cash equivalents with high-quality financial institutions. Accounts receivable are typically unsecured. Credit risk is concentrated in two customers who accounted for 84% of accounts receivable as of June 30, 2022 and 88% of the accounts receivable as of December 31, 2021. The Company has historically experienced insignificant credit losses. The Company maintains an allowance for estimated credits losses based on the Company’s assessment of the likelihood of collection.

Properties

The properties of the Company are described in the Proxy Statement/Prospectus in the section entitled “Information About Nogin” beginning on page 136 thereof and that information is incorporated herein by reference.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth information known to us regarding the beneficial ownership of our Common Stock immediately following consummation of the Transactions by:

•	each person who is the beneficial owner of more than 5% of the outstanding shares of our Common Stock;

•	each of our named executive officers and directors; and

•	all of our executive officers and directors as a group

Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, including options and warrants that are currently exercisable or exercisable within 60 days. Except as described in the footnotes below and subject to applicable community property laws and similar laws, we believe that each person listed above has sole voting and investment power with respect to such shares. Unless otherwise noted, the address of each beneficial owner is c/o Nogin, Inc., 1775 Flight Way STE 400, Tustin, CA 92782.

The beneficial ownership of our Common Stock is based on 66,694,295 shares of Common Stock issued and outstanding immediately following consummation of the Transactions, including the redemption of Initial Shares as described above and the consummation of the PIPE Investment.

Beneficial Ownership Table

Name of Beneficial Owners	Number of Shares of Common Stock Beneficially Owned	Percentage of Outstanding Common Stock
5% Stockholders:
Jan-Christopher Nugent	11,152,498	16.7%
Software Acquisition Holdings III, LLC (1)	15,684,721	20.5%
Geoffrey Van Haeren(2)	5,659,493	8.5%
Directors and Named Executive Officers:
Jan-Christopher Nugent	11,152,498	16.7%
Jonathan Huberman(3)	15,762,395	20.5%
Shahriyar Rahmati	—	—
Geoffrey Van Haeren(2)	5,659,493	8.5%
Wilhelmina Fader	—	—
Eileen Moore Johnson	—	—
Deborah Weinswig	—	—
Hussain Baig	—	—
Directors and executive officers as a group (10 individuals)	32,574,386	37.5%

*	Less than one percent.
(1)

Consists of (a) 5,701,957 shares of Common Stock and (b) 9,982,754 shares of Common Stock underlying warrants exercisable within 60 days of August 26, 2022. The Sponsor is the record holder of such securities. The Sponsor is controlled by a board of managers which consists of Jonathan Huberman, Mike Nikzad and Andrew Nikou. As such, they have voting and investment discretion with respect to the securities held of record by the Sponsor and may be deemed to have shared beneficial ownership of the securities held directly by the Sponsor. The address for each of the foregoing is 1980 Festival Plaza Drive, Ste. 300, Las Vegas, Nevada 89135.

(2)

Consists of (a) 5,475,041 shares of Common Stock held directly by Mr. Van Haeren and (b) 184,452 shares of Common Stock held by members of Mr. Van Haeren’s immediate family for which he may be deemed to have beneficial ownership. Mr. Van Haeren disclaims any beneficial ownership of the shares held by such family members except to the extent of his indirect pecuniary interest in such shares.

(3)

Consists of (a) 5,701,957 shares of Common Stock held by the Sponsor, (b) 9,982,754 shares of Common Stock underlying warrants exercisable within 60 days of August 26, 2022 held by the Sponsor, (c) 23,482 shares of Common Stock held directly by Mr. Huberman, (d) 10,714 shares of Common Stock underlying PIPE Warrants exercisable within 60 days of August 26, 2022 and (e) 43,478 shares of Common Stock underlying Convertible Notes exercisable within 60 days of August 26, 2022.

Directors and Executive Officers

The Company’s directors and executive officers upon the Closing are described in the Proxy Statement/Prospectus in the section entitled “Management of the Post-Combination Company Following the Business Combination” beginning on page 183 thereof and that information is incorporated herein by reference.

Directors

Pursuant to the approval of SWAG stockholders from the Special Meeting, the following persons constitute the Company’s Board as of the Closing: Jan-Christopher Nugent, Jonathan S. Huberman, Geoffrey Van Haeren, Wilhelmina Fader, Eileen Moore Johnson, Hussain Baig and Deborah Weinswig. Mike Nikzad, Andrew K. Nikou, C. Matthew Olton, Stephanie Davis, Steven Guggenheimer and Dr. Peter H. Diamandis resigned as directors of the Company effective as of the Closing. Mr. Baig and Ms. Weinswig were appointed to serve as Class I directors, with terms expiring at the Company’s first annual meeting of stockholders following the Closing; Mmes. Johnson and Fader and Mr. Van Haeren were appointed to serve as Class II directors, with terms expiring at the Company’s second annual meeting of stockholders following the Closing; and Messrs. Huberman and Nugent were appointed to serve as Class III directors, with terms expiring at the Company’s third annual meeting of stockholders following the Closing. Biographical information for these individuals is set forth in the Proxy Statement/Prospectus in the section titled “Management of the Post-Combination Company Following the Business Combination” beginning on page 183, which is incorporated herein by reference.

Independence of Directors

Nasdaq listing standards require that a majority of our board of directors be independent. An “independent director” is defined generally as a person other than an officer or employee of the company or any other individual having a relationship which, in the opinion of the company’s board of directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. Our board of directors has determined that Mmes. Weinswig, Johnson and Fader and Mr. Baig are “independent directors” as defined in the Nasdaq listing standards and applicable SEC rules. Our independent directors will have regularly scheduled meetings at which only independent directors are present.

Committees of the Board of Directors

Effective as of the Closing, the standing committees of the Company’s Board consist of an audit committee (the “Audit Committee”), a compensation committee (the “Compensation Committee”) and a nominating committee (the “Nominating Committee”). Each of the committees report to the Board.

Effective as of the Closing, the Board appointed Mmes. Fader and Johnson and Mr. Baig to serve on the Audit Committee, with Ms. Fader as chair. The Board appointed Mmes. Fader and Johnson and Mr. Baig to serve on the Compensation Committee, with Ms. Johnson as chair. The Board appointed Mmes. Weinswig and Johnson and Mr. Baig to serve on the Nominating Committee, with Ms. Weinswig as chair.

Executive Officers

Effective as of the Closing, each of Messrs. Huberman and Nikzad resigned as Chairman, Chief Executive Officer and Chief Financial Officer and Vice President of Acquisitions, respectively. Effective as of the Closing, the Board appointed Messrs. Nugent and Huberman to serve as Co-Chief Executive Officers, Mr. Van Haeren to serve as Chief Technology Officer and Shahriyar Rahmati to serve as Chief Financial Officer. Biographical information for these individuals (other than Mr. Rahmati) is set forth in the Proxy Statement/Prospectus in the section titled “Management of the Post-Combination Company Following the Business Combination” beginning on page 183, which is incorporated herein by reference. Biological information for Mr. Rahmati is below.

Shahriyar Rahmati, age 45, joined Nogin as Chief Financial Officer upon consummation of the Business Combination and has over twenty years of experience in various executive-level roles across several industries. From September 2020 until August 2022, Mr. Rahmati served as Principal of RSM US LLP. Previously, he served as Chief Operating Officer of RugsUSA from December 2018 to March 2020 and as Managing Director and Head of Portfolio Operations for Comvest Partners from July 2016 to December 2018. Prior to that, Mr. Rahmati was a Principal at the Gores Group and an Operating Partner at Graham Partners. He holds an MBA from Massachusetts Institute of Technology and a B.A. in Economics from New York University.

Executive Compensation

The executive compensation of the Company’s named executive officers and directors is described in the Proxy Statement/Prospectus in the section entitled “Executive Compensation” beginning on page 190 thereof and that information is incorporated herein by reference.

Compensation Committee Interlocks and Insider Participation

None of our executive officers serves as a member of a compensation committee (or other committee performing equivalent functions) of any entity that has one or more executive officers serving on our compensation committee.

Certain Relationships and Related Transactions

Certain Relationships and Related Person Transactions

Certain relationships and related person transactions are described in the Proxy Statement/Prospectus in the section entitled “Certain Relationships and Related Person Transactions” beginning on page 252 thereof and are incorporated herein by reference.

In addition, Nogin entered into certain promissory notes during the second quarter of 2022 to certain principal owners and members of management of Nogin that have been identified as related parties. The promissory notes matured on the earlier of one year from issuance or close of the Business Combination and bore per annum interest at the rate of 7.75% plus the greater of 3.50% or the prime rate as published by the Wall Street Journal. In connection with the related party promissory notes, Nogin issued warrants (“Promissory Note Warrants”) to purchase up to 8,785 shares of common stock of Nogin at an exercise price of $0.01 per share. From such related parties, Nogin received proceeds of approximately $2.0 million at issuance, of which approximately $0.2 million was allocated to Promissory Note Warrants. The fair value of the promissory notes with related parties as of June 30, 2022 was $2.7 million. Prior to the closing of the Business Combination, the Promissory Note Warrants converted into a number of shares of Nogin common stock in accordance with the applicable warrant agreement. The promissory notes were fully repaid in connection with the closing of the Transactions.

Risk Oversight

Our risk management oversight is described in the Proxy Statement/Prospectus in the section entitled “Management of the Post-Combination Company Following the Business Combination—Risk Oversight” beginning on page 188 thereof and that information is incorporated herein by reference.

Legal Proceedings

Reference is made to the disclosure regarding legal proceedings in the section of the Proxy Statement/Prospectus titled “Information About Nogin—Legal Proceedings” beginning on page 152, which is incorporated herein by reference.

Market Price of and Dividends on the Registrant’s Common Equity and Related Stockholder Matters

Market Price and Dividend Information

The market price of and dividends on SWAG’s common equity, warrants and units and related stockholder matters is described in the Proxy Statement/Prospectus in the Section entitled “Market Price and Dividend Information” beginning on page 20 thereof and that information is incorporated herein by reference.

The Common Stock and warrants commenced trading on Nasdaq under the symbols “NOGN” and “NOGNW,” respectively, on August 30, 2022, subject to ongoing review of the Company’s satisfaction of all listing criteria following the Business Combination, in lieu of the Class A Stock and warrants of SWAG. SWAG’s units ceased trading separately on Nasdaq on August 29, 2022.

Holders of Record

As of the Closing and following the completion of the Transactions, including the redemption of Initial Shares as described above and the consummation of the PIPE Investment, the Company had 66,694,295 shares of Common Stock outstanding held of record by 109 holders, no shares of preferred stock outstanding, and 21,386,688 warrants outstanding held of record by 1 holder. Such amounts do not include DTC participants or beneficial owners holding shares through nominee names.

Securities Authorized for Issuance Under Equity Compensation Plans

Reference is made to the disclosure described in the Proxy Statement/Prospectus in the section entitled “Proposal No. 6—The Incentive Award Plan Proposal” beginning on page 104 thereof, which is incorporated herein by reference. As described below, the Nogin, Inc. 2022 Incentive Award Plan (the “2022 Plan”) and the material terms thereunder, including the authorization of the initial share reserve thereunder, were approved by SWAG’s stockholders at the Special Meeting.

Recent Sales of Unregistered Securities

Reference is made to the disclosure set forth under Item 3.02 of this Report relating to the issuance of Convertible Notes, PIPE Warrants and PIPE Shares pursuant to the PIPE Investment, which is incorporated herein by reference.

Description of Registrant’s Securities to be Registered

The Company’s securities are described in the Proxy Statement/Prospectus in the section entitled “Description of Securities of the Post-Combination Company” beginning on page 244 thereof and that information is incorporated herein by reference. As described below, the Company’s Second Amended and Restated Certificate of Incorporation was approved by SWAG’s stockholders at the Special Meeting and became effective as of the Closing.

Indemnification of Directors and Officers

The indemnification of our directors and officers is described in the Proxy Statement/Prospectus in the section entitled “Certain Relationships and Related Party Transactions—Director and Officer Indemnification” beginning on page 253 thereof and that information is incorporated herein by reference.

Changes in and Disagreements with Accountants on Accounting and Financial Disclosure

Reference is made to the disclosure set forth under Item 4.01 of this Report relating to the change in the Company’s certifying accountant, which is incorporated herein by reference.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The disclosure set forth in Item 1.01 above under the caption “Convertible Notes and Indenture” is incorporated by reference into this Item 2.03.

Item 3.02.	Unregistered Sales of Equity Securities.

At the Closing, the Company consummated the PIPE Investment. The disclosure under Item 2.01 of this Report relating to the PIPE Investment is incorporated into this Item 3.02 by reference.

The Company issued the foregoing securities under Section 4(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”), and/or Rule 506 of Regulation D promulgated under the Securities Act, as a transaction not requiring registration under Section 5 of the Securities Act. The parties receiving the securities represented their intentions to acquire the securities for investment only and not with a view to or for sale in connection with any distribution, and appropriate restrictive legends were affixed to the certificates representing the securities (or reflected in restricted book entry with the Company’s transfer agent). The parties also had adequate access, through business or other relationships, to information about the Company.

Item 3.03.	Material Modification to Rights of Security Holders.

The information set forth in Item 5.03 to this Report is incorporated herein by reference.

Item 4.01.	Changes in Registrant’s Certified Accountant.

On August 27, 2022, the Audit Committee approved the engagement of Grant Thornton LLP (“Grant Thornton”) as the Company’s independent registered public accounting firm to audit the Company’s consolidated financial statements for the year ended December 31, 2022. Grant Thornton served as the independent registered public accounting firm of Legacy Nogin prior to the Business Combination. Accordingly, Marcum LLP (“Marcum”), the Company’s independent registered public accounting firm prior to the Business Combination, was informed that it would be replaced by Grant Thornton as the Company’s independent registered public accounting firm.

Marcum’s report on the Company’s financial statements as of December 31, 2021 and for the period from January 5, 2021 (inception) through December 31, 2021 did not contain any adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principles, except for an explanatory paragraph regarding substantial doubt about SWAG’s ability to continue as a going concern.

During the period from January 5, 2021 (inception) through December 31, 2021 and the subsequent period through June 30, 2022, there were no: (i) disagreements with Marcum on any matter of accounting principles or practices, financial statement disclosures or audited scope or procedures, which disagreements if not resolved to Marcum’s satisfaction would have caused Marcum to make reference to the subject matter of the disagreement in connection with its report or (ii) reportable events as defined in Item 304(a)(1)(v) of Regulation S-K, other than a previously disclosed material weakness in SWAG’s internal control over financial reporting related to SWAG’s accounting for complex financial instruments identified by SWAG, which resulted in the restatement of SWAG’s financial statements for certain periods.

During the period from January 5, 2021 (inception) to December 31, 2021 and the interim period through June 30, 2022, the Company did not consult Grant Thornton with respect to either (i) the application of accounting principles to a specified transaction, either completed or proposed; or the type of audit opinion that might be rendered on the Company’s financial statements, and no written report or oral advice was provided to the Company by Grant Thornton that Grant Thornton concluded was an important factor considered by the Company in reaching a decision as to the accounting, auditing or financial reporting issue; or (ii) any matter that was either the subject of a disagreement, as that term is described in Item 304(a)(1)(iv) of Regulation S-K under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the related instructions to Item 304 of Regulation S-K under the Exchange Act, or a reportable event, as that term is defined in Item 304(a)(1)(v) of Regulation S-K under the Exchange Act.

The Company has provided Marcum with a copy of the disclosures made by the Company in response to this Item 4.01 and has requested that Marcum furnish the Company with a letter addressed to the SEC stating whether it agrees with the statements made by the registrant in response to this Item 304(a) and, if not, stating the respects in which it does not agree. A letter from Marcum is attached as Exhibit 16.1 to this Report.

Item 5.01.	Changes in Control of the Registrant.

The information set forth above under Item 1.01 and Item 2.01 of this Report is incorporated herein by reference.

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

The information set forth above in the sections titled “Directors and Officers,” “Executive Compensation,” “Certain Relationships and Related Transactions” and “Indemnification of Directors and Officers” in Item 2.01 to this Report is incorporated herein by reference.

As previously disclosed, at the Special Meeting, the stockholders of SWAG considered and approved the 2022 Plan which became effective immediately upon the Closing. A description of the 2022 Plan is included in the Proxy Statement/Prospectus in the section entitled “Proposal No. 6—The Incentive Award Plan Proposal” beginning on page 104 thereof, which is incorporated herein by reference.

The foregoing description of the 2022 Plan is qualified in its entirety by the full text of the 2022 Plan and the related forms of award agreements under the 2022 Plan, which are attached hereto as Exhibits 10.7, 10.8 and 10.9, respectively, and incorporated herein by reference.

Item 5.03.	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On August 26, 2022, in connection with the consummation of the Transactions, the Company amended and restated its certificate of incorporation, effective as of the Closing (the “A&R Charter”), and amended and restated its bylaws (as amended, the “A&R Bylaws”) effective as of the Closing.

Copies of the A&R Charter and the A&R Bylaws are attached as Exhibit 3.1 and Exhibit 3.2 to this Report, respectively, and are incorporated herein by reference. The material terms of each of the A&R Charter and the A&R Bylaws and the general effect upon the rights of holders of the Company’s capital stock are included in the Proxy Statement/Prospectus under the sections titled “Proposal No. 2—The Charter Approval Proposal,” “Proposal No. 3—The Governance Proposal,” “Comparison of Stockholders’ Rights” and “Description of Securities of the Post-Combination Company” beginning on pages 92, 96, 235, and 244 of the Proxy Statement/Prospectus, respectively, which are incorporated herein by reference.

Item 5.05.	Amendments to the Registrant’s Code of Ethics, or Waiver of a Provision of the Code of Ethics.

In connection with the Business Combination, on August 27, 2022, the Board approved and adopted a new Code of Ethics and Conduct applicable to all employees, officers and directors of the Company. A copy of the Code of Ethics and Conduct can be found at https://ir.nogin.com/ under the link “Governance.” The above description of the Code of Ethics and Conduct does not purport to be complete and is qualified in its entirety by reference to the full text of the Code of Business Conduct and Ethics, a copy of which is filed as Exhibit 14.1 hereto and incorporated herein by reference.

Item 5.06.	Change in Shell Company Status.

As a result of the Business Combination, the Company ceased to be a shell company. Reference is made to the disclosure in the Proxy Statement/Prospectus in the sections entitled “Proposal No. 1—The Business Combination Proposal” beginning on page 90 thereof, which is incorporated herein by reference.

Item 8.01.	Other Events.

On August 29, 2022, the Company issued a press release announcing the completion of the Business Combination, a copy of which is furnished as Exhibit 99.3 hereto.

The information set forth in Item 8.01 (including Exhibit 99.3) shall not be deemed “filed” for purposes of Section 18 of the Exchange Act or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act or the Exchange Act, except as expressly set forth by specific reference in such a filing.

Item 9.01.	Financial Statement and Exhibits.

(a)	Financial Statements of Businesses Acquired.

The audited consolidated financial statements of Legacy Nogin as of and for the years ended December 31, 2021 and 2020 and the related notes are included in the Proxy Statement/Prospectus beginning on page F-49 of the Proxy Statement/Prospectus, which is incorporated herein by reference.

The unaudited condensed consolidated financial statements of Legacy Nogin as of and for the six months ended June 30, 2022 and 2021 are set forth in Exhibit 99.1 hereto and are incorporated herein by reference.

(b)	Pro forma financial information.

The unaudited pro forma condensed combined financial information of the Company as of and for the year ended December 31, 2021 is included in the Proxy Statement/Prospectus in the section entitled “Unaudited Pro Forma Condensed Combined Financial Information” beginning on page 68 of the Proxy Statement/Prospectus, which is incorporated herein by reference.

The unaudited pro forma condensed combined financial information of the Company as of and for the six months ended June 30, 2022 are set forth in Exhibit 99.2 hereto and are incorporated herein by reference.

(c)	Exhibits.

		Incorporated by Reference
Exhibit Number	Description	Form	Exhibit	Filing Date

2.1*	Agreement and Plan of Merger, dated as of February 14, 2022, by and among Software Acquisition Group Inc. III, Nuevo Merger Sub, Inc. and Branded Online, Inc. dba Nogin.	S-4	2.1	2/14/22

2.2	Amendment to Agreement and Plan of Merger, dated as of April 19, 2022, by and among Software Acquisition Group Inc. III, Nuevo Merger Sub, Inc. and Branded Online, Inc. dba Nogin.	S-4	2.2	5/16/22

2.3	Amendment to Agreement and Plan of Merger, dated as of August 26, 2022, by and among Software Acquisition Group Inc. III, Nuevo Merger Sub, Inc., Branded Online, Inc. dba Nogin, Jan Nugent and Geoff Van Haeren.

3.1	Second Amended and Restated Certificate of Incorporation of Nogin, Inc.

3.2	Second Amended and Restated Bylaws of Nogin, Inc.

4.1	Specimen Common Stock Certificate.	S-1	4.2	7/14/21

4.2	Specimen Warrant Certificate.	S-1	4.3	7/14/21

Exhibit Number	Description	Form	Exhibit	Filing Date

4.3	Warrant Agreement, dated as of July 28, 2021, by and between the Company and Continental Stock Transfer & Trust Company, as warrant agent.	8-K	4.1	8/02/21

4.4	Convertible Notes Indenture, dated as of August 26, 2022, by and among the Company, the guarantors named therein and the subscribers named therein.

4.5	Form of 7.00% Convertible Senior Notes due 2026 (included in Exhibit 4.4).

4.6	PIPE Warrant Agreement, dated as of August 26, 2022, by and among the Company and Continental Stock Transfer & Trust Company, as warrant agent.

10.1	Amended and Restated Registration Rights Agreement, dated as of August 26, 2022, by and among the Company, certain equityholders of the Company named therein and certain equityholders of Legacy Nogin named therein.

10.2	Letter Agreement, dated as of July 28, 2021, by and among the Company, its officers, its directors and Sponsor.	8-K	10.1	8/02/21

10.3	Sponsor Support Agreement, dated as of February 14, 2022, by and among the Company, Sponsor and Legacy Nogin.	S-4	10.9	2/14/22

10.4	Form of Convertible Note Subscription Agreement.	S-4	10.14	5/16/22

10.5	Form of Indemnification Agreement.	S-4	10.13	7/18/22

10.6	Branded Online, Inc. 2013 Stock Incentive Plan.

10.7	Nogin, Inc. 2022 Incentive Award Plan.

10.8	Form of Stock Option Grant Notice and Stock Option Agreement under the Nogin, Inc. 2022 Incentive Award Plan.

10.9	Form of Restricted Stock Unit Grant Notice and Restricted Stock Unit Agreement under the Nogin, Inc. 2022 Incentive Award Plan.

10.10	Form of Equity PIPE Subscription Agreement.

14.1	Code of Business Conduct and Ethics of Nogin, Inc.

16.1	Letter from Marcum LLP to the Securities and Exchange Commission.

21.1	Subsidiaries of the Company.

99.1	Unaudited condensed consolidated financial statements of Legacy Nogin as of and for the six months ended June 30, 2022 and 2021.

99.2	Unaudited pro forma condensed combined financial information of the Company as of and for the six months ended June 30, 2022.

99.3	Press Release dated August 29, 2022.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

*

Certain of the exhibits and schedules to this Exhibit have been omitted in accordance with Regulation S-K Item 601(a)(5). The Company agrees to furnish a copy of all omitted exhibits and schedules to the SEC upon its request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Nogin, Inc.

Date: September 1, 2022	By:	/s/ Jan-Christopher Nugent
	Name:	Jan-Christopher Nugent
	Title:	Chief Executive Officer and Chairman